Exhibit 2.1

                                                               Execution Version








                           PURCHASE AND SALE AGREEMENT



                                 By and Between



                            THERMO VISION CORPORATION



                                       and



                             CORNING OCA CORPORATION

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                           PURCHASE AND SALE AGREEMENT

                                      INDEX


ARTICLE

I.    DEFINITIONS

II.   PURCHASE OF ASSETS
      2.1         Assets to be Sold to Vision
      2.2         Assets to be Retained

III.  TREATMENT OF LIABILITIES
      3.1         Assumed Liabilities
      3.2         Retained Liabilities

IV.   PURCHASE PRICE
      4.1         Purchase Price
      4.2         Payment of the Purchase Price

V.    TAXES, BULK SALES
      5.1         Transfer Taxes, Other Costs
      5.2         Bulk Sales Act

VI.   RELOCATION OF THE ASSETS
      6.1         Relocation of the Assets
      6.2         Access to COCA Facilities; Assistance by COCA
      6.3         Damage and Refurbishment

VII.  COCA REPRESENTATIONS AND WARRANTIES
      7.1         Organization and Authorization
      7.2         No Violation of Other Instruments
      7.3         Powers of Attorney
      7.4         Judgment Decrees or Orders in Restraint
                  of Business; Litigation
      7.5         Approvals
      7.6         Assets
      7.7         Assumed Liabilities
      7.8         Material Contracts
      7.9         Labor Agreements and Actions
      7.10        Employees
      7.11        Permits and Licenses
      7.12        No Government Investigation
      7.13        Environmental and Operational Matters
      7.14        Fees and Expenses
      7.15        Material Relationships
      7.16        Absence of Certain Changes, Events or Conditions
      7.17        Disclosures
      7.18        Limitation
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VIII.       VISION REPRESENTATIONS AND WARRANTIES
      8.1         Organization and Authorization
      8.2         No Violation of Other Instruments
      8.3         Approvals
      8.4         No Government Investigation
      8.5         No Broker

IX.   EMPLOYEES AND EMPLOYEE BENEFITS
      9.1         Effect on Employment
      9.2         Employment of Business Employees
      9.3         Investment Plan

X.    INTELLECTUAL PROPERTY
      10.1        Know-How and Patent License
      10.2        Discontinuance of Use of COCA Name
      10.3        Temporary COCA Trademark License

XI.   INDEMNIFICATION
      11.1        Indemnification by COCA
      11.2        Indemnification by Vision
      11.3        Procedure for Indemnification
      11.4        Limitation of COCA's Indemnification

XII.  FUTURE COOPERATION
      12.1        Further Action
      12.2        Future Assistance

XIII. DOCUMENTATION
      13.1        COCA Documentation
      13.2        Vision Documentation

XIV.  OTHER COVENANTS AND MATTERS
      14.1        Fees and Expenses
      14.2        Public Announcements
      14.3        Cooperation for Tax Purposes
      14.4        Survival of Representations and Warranties
      14.5        Non-Competition

XV.   MISCELLANEOUS
      15.1        Applicable Law
      15.2        Venue
      15.3        Legality
      15.4        Amendment
      15.5        Effect of Unenforceable Provisions
      15.6        Waiver
      15.7        Governmental Information
      15.8        Disclaimer
      15.9        Termination
      15.10       Force Majeure

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      15.11       Notices
      15.12       Captions
      15.13       Counterparts
      15.14       Joint Effort
      15.15       Entire Agreement


EXHIBITS and SCHEDULES

      1.1   Assets
      1.6   COCA Patents
      7.10  Description of COCA Benefit Plans
      9.2(a)      Employees Signatory To Letter Agreements
      9.2(b)      Current COCA Personnel
      10.1  Form of License Agreement
      10.3  Form of Trademark Agreement


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                           PURCHASE AND SALE AGREEMENT


      This  AGREEMENT,   dated  as  of  May  12,  1999,  between  THERMO  VISION
CORPORATION, a Delaware corporation ("Vision"), and CORNING OCA CORPORATION, a Delaware corporation ("COCA").

                                   WITNESSETH:

      WHEREAS, COCA, through the use of certain of its assets, is presently engaged, inter alia, in the business of the design, manufacture and distribution of thin-film optical filters for Non-Telecommunications Applications (the "Business").

      WHEREAS, Vision desires to purchase and COCA desires to sell certain of the Assets (hereinafter defined) relating to the Business.

      NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

      The following terms when used in this Agreement (including the Recitals and Schedules) shall have the meanings set forth below:

      1.1 "Assets" shall mean the personal property and equipment, inventory, supplies, permits and regulatory approvals (to the extent transferable), and contracts listed on Exhibit 1.1. The term "Assets" shall not include any


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patents, patent applications,  trademarks, trade names, copyrights,  proprietary information, know-how or other intellectual property rights, or any other assets except as listed on Exhibit 1.1.

      1.2 "Assumed Liabilities" shall have the meaning set forth in Section 3.1.

      1.3 "Business" shall have the meaning set forth in the first recital hereof.

      1.4 "Closing Date" shall mean July 5, 1999.

      1.5 "COCA" shall have the meaning set forth in the introductory paragraph of this Agreement.

      1.6 "COCA Know-How" shall mean any and all knowledge, experience and state-of-the-art industrial techniques used by COCA as of the date hereof in the commercial production of products sold by the Business and which is subject to the license provided for in the agreement described in Section 11.1.

      1.7 "COCA Patents" shall mean the patents (including all applications and disclosures docketed therefor and all reissues, renewals, continuations, extensions and divisions and foreign counterparts thereof) set forth in Schedule
1.6 and which are subject to the license provided for in the agreement described in Section 11.1.

      1.8 "Governmental Authority" shall mean any foreign, federal, state, local or other governmental or administrative authority or agency.

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      1.9 "License Agreement" shall have the meaning set forth in Section 10.1.

      1.10 "Material Adverse Effect" shall mean a Material Adverse Effect on the Business or a Material Adverse Effect on the Assets.

      1.11 "Material Adverse Effect on the Business" shall mean a material adverse effect on the financial condition or results of operation of the Business taken as a whole.

      1.12 "Material Adverse Effect on the Assets" shall mean a material adverse effect on the value or usefulness of the Assets, taken as a whole, in the operation of the Business as conducted by COCA as of the date hereof.

      1.13 "Non-Telecommunications Applications" shall mean any activity that is not a Telecommunications Applications.

      1.14 "Party; Parties" shall mean either COCA, Vision, or both as the context requires.

      1.15 "Purchase Price" shall have the meaning set forth in Section 4.1.

      1.16 "Retained Assets" shall have the meaning set forth in Section 2.2.

      1.17  "Retained  Liabilities"  shall have the meaning set forth in Section
3.2.

      1.18 "Telecommunications Applications" shall mean any application, use, license, lease, sale or other transfer of any assets, equipment, products,


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processes,  services,  know-how,  patents, data, information or technology to be used in or related to the transmission or receipt of information or other data in any medium, whether in the form of audio, visual, data or otherwise, by wire, cable, fiber, or any other electrical, electromagnetic or optical means or mechanisms in or through telecommunications networks installed or maintained by or for telecommunications carriers or service providers.

      1.19 "Telecommunications Market" shall mean the use, license, lease, sale or other transfer of assets, equipment, products, processes, services, know-how, patents, data, information or technology to be used in or related to the transmission or receipt of information or other data in any medium, whether in the form of audio, visual, data or otherwise, by wire, cable, fiber, radiowave, microwave or any other electrical, electromagnetic or optical means or mechanisms.

      1.20  "Trademark  Agreement"  shall have the  meaning set forth in Section
10.3.

      1.21 "Transferred Employees" shall have the meaning set forth in Section 9.2(a).

                         ARTICLE II - PURCHASE OF ASSETS

      Upon the terms and subject to the conditions herein stated and on the basis of the representations, warranties and agreements herein contained:

      2.1 Assets to be Sold to Vision. On the Closing Date COCA shall sell, assign, transfer and deliver to Vision, and Vision shall thereupon purchase and receive, the Assets.

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      2.2 Assets to be Retained. Notwithstanding anything to the contrary above,
COCA shall retain all right, title and interest in and to, and exclude from sale, assignment, transfer or delivery hereunder all assets of COCA and its affiliates not listed in Exhibit 1.1.

                     ARTICLE III - TREATMENT OF LIABILITIES

      Upon the terms, subject to the conditions and on the basis of the representations, warranties and agreements hereinafter set forth:

      3.1 Assumed Liabilities. As of the Closing Date COCA shall assign, transfer and deliver to Vision, and Vision shall thereupon assume, and shall thereafter be responsible for paying and satisfying or otherwise discharging in full all liabilities and obligations of COCA relating to the Business and associated with purchase orders for materials, supplies or products outstanding as of the Closing Date and entered into by COCA prior to the Closing Date in the ordinary course of business consistent with past practice (the "Assumed Liabilities"). Vision and COCA specifically agree that Assumed Liabilities shall include all liabilities or obligations arising out of or in connection with the potential product and raw material contracts or purchase orders relating to an order from Raytheon Corporation expected to be entered into by COCA and Raytheon Corporation between the date of this Agreement and the Closing Date (the "Raytheon Contracts").

      3.2 Retained Liabilities. In connection with the Assets sold, transferred and delivered to Vision hereunder, COCA shall retain, and shall be responsible for paying and satisfying all liabilities associated with the ownership or


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operation of the Assets and the Business  prior to the Closing Date,  other that the Assumed liabilities, including without limitation the following liabilities and obligations relating to the Assets and the Business (the "Retained Liabilities"):

      (a) All foreign and United States local, state and federal taxes and assessments (including any liabilities with respect to penalties or interest thereon) related to the income earned from the operation of the Business or ownership of the Assets on or prior to the date hereof.

      (b) All accounts payable existing as of the Closing Date arising out of operations of the Business conducted by COCA on or prior to the Closing Date; provided, however, that Vision and COCA specifically agree that any accounts payable arising in connection with the Raytheon Contracts shall not be retained by COCA, but shall be assumed by Vision.

      (d) All liabilities arising out of claims based on personal injury, death, property or other damage arising out of, related to or connected with products of the Business manufactured and sold by COCA prior to the Closing Date;

      (e) All liabilities arising in respect of warranty claims with respect to products manufactured and sold by COCA prior to the Closing Date;

      (f) All liabilities arising under any pension or other benefit or welfare plans maintained at any time by COCA or its affiliates for the benefit of COCA employees or to which or in which COCA or its affiliates contribute or participate, or relating to the termination of any such plan.

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      (g) All liabilities arising in connection with litigation in respect of or related to the Business resulting from events occurring prior to the Closing Date (other than any such liabilities that may be asserted in respect of the Raytheon Contracts), regardless of whether such claims have been brought prior to the Closing Date.

      (h) All claims, damages, obligations, expenses or other liabilities arising from or out of (i) any violation arising prior to the Closing Date in the conduct of the Business or use of the Assets of any applicable Federal, state or local environmental laws and regulations ("Environmental Requirements") including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and the Resource Conservation and Recovery Act of 1976 ("RCRA"); (ii) any investigation or inquiry by any environmental government authority relating to the conduct of the Business or use of the Assets prior to the Closing Date; (iii) any disposal of hazardous substances or hazardous wastes arising out of the conduct of the Business or use of the Assets prior to the Closing Date; (iv) any remedial obligations existing prior to the Closing Date under any Environmental Requirements; (v) any violation prior to the date hereof of any building, zoning, anti-pollution, health, safety, or other law, ordinance, or regulation applicable to the Assets. For purposes of the provisions in this section 7.15, the terms "Hazardous Substance" and "Release" shall have the meanings specified in CERCLA, the terms "Hazardous Waste" and "Disposal" shall have the meanings specified in RCRA; provided, that, to the extent that applicable state laws establish meanings for "Hazardous Substance", "Release", "Hazardous Waste" or "Disposal" that are broader than that specified in CERCLA or RCRA, such broader meaning shall apply.

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                           ARTICLE IV - PURCHASE PRICE

      4.1 Purchase Price. The total purchase price ("Purchase Price") for the Assets and the Vision Assumed Liabilities to be sold or transferred pursuant to this Agreement shall be Four Million Dollars ($4,000,000.00).

      4.2 Payment of the Purchase Price. Coincident with the execution and delivery of this Agreement, Vision shall pay to COCA One Million Dollars ($1,000,000.00) in immediately available funds by wire transfer to an account designated by COCA. On the Closing Date, Vision shall pay to COCA Three Million Dollars ($3,000,000.00) in immediately available funds by wire transfer to an account designated by COCA.

                          ARTICLE V - TAXES, BULK SALES

      5.1 Transfer Taxes, Other Costs. Vision shall pay all taxes, gains tax, recording fees and other sales taxes and transfer costs, including any stamp taxes, duties or taxes due or that may become due in respect of the sale, transfer or delivery of the Assets, including, without limitation, all costs or transfer taxes related to the Intellectual Property Rights which may be payable with respect to the consummation of the transactions contemplated by this Agreement.

      5.2 Bulk Sales Act. Vision hereby waives the provisions of any Bulk Sales Act or similar or corresponding law of any jurisdiction applicable to the Assets provided, however, COCA hereby indemnifies and agrees to hold Vision and its affiliates harmless against any loss, liability, damage or expense, including attorneys' fees, resulting from any failure by COCA to comply with such Bulk Sales act or similar or corresponding acts.

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                      ARTICLE VI - RELOCATION OF THE ASSETS

      6.1 Relocation of the Assets. On the Closing Date, Vision shall commence the dismantling, packaging, removal and transport of the Assets from the COCA facilities. All dismantling, packaging, removal and transport shall be at the sole cost and expense of Vision. Vision shall complete such dismantling, packaging, removal and transport on or before July 26, 1999.

      6.2 Access to COCA Facilities; Assistance by COCA. COCA shall grant to Vision and its employees and subcontractors access to the COCA facilities in which the Assets are currently located for the purposes of the relocation activities contemplated in Section 6.1 during COCA's normal working hours or during such other times as are agreed in advance by COCA management. COCA shall provide Vision with reasonable assistance in completing the dismantling and removal of the Assets from the COCA facilities as contemplated in Section 6.1.

      6.3 Damage and Refurbishment. Vision shall not be responsible for any refurbishment of COCA's facilities during or after the relocation activities contemplated in Section 6.1; provided, however, that Vision shall leave all such facilities broom clean upon completion of such relocation activities and shall not damage such facilities (other than ordinary wear and tear) or unreasonably disturb COCA's other operations or businesses at any time during the accomplishment of such relocation activities.

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

              ARTICLE VII - COCA REPRESENTATIONS AND WARRANTIES

      7.1 Organization and Authorization.

      COCA represents and warrants to Vision that it: (i) is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; (ii) has the full corporate power and authority to carry on its businesses as now being conducted and to lease its properties; (iii) is qualified in good standing as a foreign corporation in all jurisdictions where the failure so to qualify would have a Material Adverse Effect on the Business; and (iv) has full corporate power and authority to execute and deliver this Agreement and other agreements and instruments to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby.

      7.2   No Violation of Other Instruments.

      (a) COCA represents and warrants to Vision that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby shall not: (i) violate any provision of the articles of incorporation and by-laws of COCA; (ii) violate any provision of, or result in the termination of, or the acceleration of, any obligation under mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which COCA is a party and which would have a material adverse effect on the consummation of the transactions contemplated herein or a Material Adverse Effect on the Business; (iii) violate or conflict with any law to which COCA is subject, restricting or prohibiting its ability to consummate the transactions contemplated hereby; or (iv) impose any lien, mortgage, pledge, encumbrance, restriction or charge on the Assets.

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      (b) COCA,  with respect to the Assets,  represents  and warrants to Vision that it has good and marketable title free and clear of any liens, claims, defects in title or other encumbrances..

      7.3 Powers of Attorney. COCA represents and warrants to Vision that it has no outstanding powers of attorney related to the Business or the Assets.

      7.4 Judgment Decrees or Orders in Restraint of Business; Litigation. COCA represents and warrants to Vision that: (a) to the best of its knowledge, there are no actions, suits or proceedings or investigations pending or threatened which might reasonably be expected either individually or in the aggregate to result in any liability which would have a Material Adverse Effect on the Business; and (b) it is not in default with respect to any order, writ, injunction or decree of any court, federal, state, municipal or other governmental department, commission, board, bureau or instrumentality, domestic or foreign, relating to the Business.

      7.5 Approvals. COCA represents and warrants to Vision that no approval, consent, waiver or other order, action of or filing or registration with any court or other governmental authority is required for the execution and delivery by COCA of this Agreement and the other agreements and instruments executed or to be executed and delivered by it in connection herewith or in connection with the consummation of the transactions contemplated herein; provided, however, that certain approvals, consents or waivers may be required for the Raytheon Contracts to be assigned to and assumed by Vision.

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      7.6 Assets. COCA represents and warrants to Vision that:

      (a) the Assets constitute all of the assets deemed necessary by COCA for the operation of the Business as conducted by COCA as of December 31, 1998 and as of the date hereof, other than assets the lack of which would not have a Material Adverse Effect on the Business;

      (b) between January 29, 1999 and the date hereof, COCA has not impaired or otherwise reduced the value of the Assets other than in the ordinary course of its operation of the Business or other than such reductions that alone or in the aggregate would not have a Material Adverse Effect on the Business.

      7.7   Assumed Liabilities.  COCA represents and warrants to Vision that:

      (a) the Assumed Liabilities constitute all of the liabilities incurred by COCA in the operation of the Business (other than the Retained Liabilities) prior to the date hereof.

      (b) between January 29, 1999 and the date hereof, COCA has not impaired or otherwise increased the value of the Assumed Liabilities other than in the ordinary course of its operation of the Business or other than such increases that alone or in the aggregate would not have a Material Adverse Effect on the Business

      7.8 Material Contracts. COCA, with respect to the Assets it is selling hereunder and the Business, represents and warrants to Vision that: (i) all


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contracts  being assigned to Vision pursuant to this Agreement are in full force and effect and valid obligations of the parties thereof; and neither COCA nor any other party thereto is in material default under any such contract, or agreement and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to such a material default; (ii) there has been no threatened cancellation thereof and there are not any outstanding material disputes thereunder; (iii) no consent or approval of any other party or parties thereto is required for the consummation of the transactions contemplated in this Agreement, other than consents or approvals that may be required for the Raytheon Contracts to be assigned to and assumed by Vision; (c) except as disclosed in the schedules hereto, there are no supplies, equipment or services materially necessary for the conduct of the Business as conducted by COCA as of December 31, 1998 and as of the date hereof which are not generally available under reasonable commercial terms.

      7.9 Labor Agreements and Actions. COCA represents and warrants to Vision that: (a) there are no controversies between COCA and its employees which might reasonably be expected to have a Material Adverse Effect on the Business, or any unresolved labor grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to the Business that would have a Material Adverse Effect on the Business; (b) COCA is not a party to or bound by any collective bargaining agreements with respect to the Transferred Employees and to the best of COCA's knowledge there are no union organizational efforts presently being made or threatened with respect to such employees; and (c) COCA does not have outstanding, and has not received, with respect to the Transferred Employees within the twelve (12) months up to and including the date hereof any


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notice of any claim that COCA has not  complied  with any laws  relating  to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that COCA is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing that would have a Material Adverse Effect.

      7.10 Employees. COCA represents and warrants to Vision that Schedule 7.10 sets forth a description of the benefit plans existing as of the date hereof for employees of the Business and that Schedule 9.2(b) sets forth the names and positions of the COCA employees employed in the Business as of the date hereof and that coincident herewith COCA has disclosed the annual compensation of such employees to Vision.

      7.11 Permits and Licenses. COCA represents and warrants to Vision that with respect to the Assets and the Business, COCA (a) possessed all the permits, licenses, franchises and other authorizations from any governmental authorities necessary for the conduct of the Business as conducted by it as of the date hereof, other than permits, licenses, franchises or other authorizations that would not have a Material Adverse Effect on the Business, (b) COCA has not received notice to the contrary and (c) except to the extent such would not have a Material Adverse Effect on the Business, all such permits, licenses, franchises and other authorizations are hereby transferred to Vision or shall be transferred to Vision within a reasonable time after the date hereof.

      7.12 No Government Investigation. COCA represents and warrants to Vision to the best of its knowledge that there is no government investigation, request for information or civil court action which would prohibit or prevent or claim damages as a result of this transaction or the transactions contemplated hereby.

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      7.13 Environmental and Operational  Matters.  COCA represents and warrants to Vision that with respect to the Assets and the Business: (a) COCA is not in violation of any applicable Federal, state or local environmental laws and regulations ("Environmental Requirements") including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and the Resource Conservation and Recovery Act of 1976 ("RCRA") which would have a Materially Adverse Effect, individually or in the aggregate, on the Assets or the operation of the Business as a whole; (b) there is to the best of its knowledge no pending or threatened investigation or inquiry by any environmental government authority; (c) COCA is not subject to any remedial obligations under any Environmental Requirements; (d) with respect to the Business, COCA is not in violation of any building, zoning, anti-pollution, health, safety, or other law, ordinance, or regulation applicable to the Assets which would have a Materially Adverse Effect. For purposes of the provisions in this section 7.13, the terms "Hazardous Substance" and "Release" shall have the meanings specified in CERCLA, the term "Hazardous Waste" shall have the meanings specified in RCRA; provided, that, to the extent that applicable state laws establishing meanings for "Hazardous Substance", "Release" or "Hazardous Waste" which is broader than that specified in CERCLA or RCRA, such broader meaning shall apply.

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      7.14 Fees and  Expenses.  COCA  represents  and warrants that COCA has not employed a finder or broker in respect of this Agreement and the transactions contemplated hereby.

      7.15 Material Relationships. Except in connection with the employees of the Business, COCA represents and warrants to Vision that to the best of its knowledge, no supplier, customer, employee or person or organization whose relationship is material to the Business has indicated in any manner an intention to terminate or modify their relationship with COCA including, without limitation, where applicable, an intention to change the prices or terms of sale or purchase other than in the ordinary course of business, in its dealings with COCA, and COCA has no reason to believe that any such relationship will not be transferred to Vision on substantially the same terms COCA is now obtaining.

      7.16 Absence of Certain Changes, Events or Conditions. COCA represents and warrants to Vision that since December 31, 1998, COCA has operated the Business in the ordinary course consistent with prior practice in all material respects as if COCA was planning on continuing to operate the business subsequent to the date hereof, and has not:

            (a) suffered or incurred any material adverse change in the Assets or in the financial condition or results of operations of the Business;

            (b) suffered or incurred any material damage, destruction or loss adversely affecting the Assets, whether or not such damage, destruction or loss has been insured against;

            (c) made or granted any material increase in compensation payable or to become payable to any of its employees or agents or any bonus payment or similar arrangement to or with any of its employees or agents;

            (d) other than in the ordinary and normal course of business, sold, assigned leased or transferred any of the Assets, except inventory sold in the ordinary and normal course of business;

            (e)   canceled or compromised any debts or claims;

            (f) entered into any material transaction (other than as contemplated by this Agreement) other than in the ordinary and normal course of business (Vision and COCA specifically agreeing that the entry into the Raytheon Contracts by COCA shall not be, or be deemed to be, a breach of this representation and warranty);

            (g) made any amendment or termination before normal termination date of any material contract, agreement or license to which it is a party;

            (h) made any agreement to do any of the foregoing.

      7.17 Disclosures. The representations and warranties of COCA contained in this Agreement or in any schedule, exhibit, certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated herein do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. All information necessary to make any such representations and warranties not misleading (including, without limitation, information as to any events or circumstances which might reasonably be expected to have a material adverse effect on the future business operations, prospects, properties or condition, financial or otherwise, of the Business has been expressly disclosed in writing to Vision prior to the date hereof.

      7.18 Limitation. No representations or warranties whatsoever, other than the express representations and warranties set forth in this Article VII, are made by COCA, and except to the extent of the foregoing, COCA HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TANGIBLE ASSETS AND PROPERTIES OF THE BUSINESS AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

            ARTICLE VIII - VISION REPRESENTATIONS AND WARRANTIES

      8.1 Organization and Authorization.

      Vision represents and warrants to COCA that it: (a) is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; (b) has the full corporate power and authority to carry on its business as now being conducted; (c) is qualified in good standing as a foreign corporation in all jurisdictions where the failure so to qualify would have a material adverse effect on the consummation of the transactions contemplated herein; and (d) has full corporate power and authority to execute and deliver this Agreement and other agreements and instruments to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby, subject however to the consents and approvals described in
Section 8.3, below.

      8.2 No Violation of Other Instruments. Vision represents and warrants to COCA that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby shall not: (a) violate any provision of the articles of incorporation and by-laws of Vision; (b) violate any provision of, or result in the termination of, or the acceleration of, any obligation under mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Vision is a party; and (c) except with respect to the government approvals set forth in Section 8.3, violate or conflict with any law to which Vision is subject, restricting or prohibiting its ability to consummate the transactions contemplated hereby.

      8.3 Approvals. Vision represents and warrants to COCA that to the best of Vision's knowledge, no approval, consent, waiver or other order, action of or filing or registration with any court or other governmental authority is required for the execution and delivery by Vision of this Agreement and the other agreements and instruments executed or to be executed and delivered by it in connection herewith.

      8.4 No Government Investigation. Vision represents and warrants to COCA that there is no government investigation, request for information or civil court action which would prohibit or prevent or claim damages as a result of this transaction or the transactions contemplated hereby.

      8.5 No Broker. Vision represents and warrants to COCA that no agent or broker or other persons acting pursuant to authority given by Vision is entitled to any commission or finder's fee in connection with the transaction contemplated by this Agreement.

                 ARTICLE IX - EMPLOYEES AND EMPLOYEE BENEFITS

      9.1 Effect on Employment. Except as provided in Section 9.2, COCA and Vision agree that the transactions contemplated by this Agreement are not intended to affect the employment of the personnel of the Business.

      9.2   Employment of Business Employees.

      (a) As of the Closing Date, Vision shall assume all obligations existing under the letter agreements dated as of March 15, 1999, between COCA and those employees identified on Schedule 9.2(a).

      (b) Immediately upon the execution and delivery of this Agreement, Vision shall offer employment to all other current employees of the Business as set forth on Schedule 9.2(b) (excluding COCA employees not intended to be transferred as identified on such Schedule) and such employment shall be on terms that include a base salary, corporate performance bonus and benefits substantially similar to, if not better than, those which each individual employee enjoyed with the Business as of the date hereof (including credit for the employees' years of service with COCA for the purpose of determining eligibility, and with such other benefits as are applicable to Vision's employees generally). Such base salary, corporate performance bonus and benefits shall continue for a minimum period ending on the earlier of the transferred employees termination of employment or one (1) year from the date hereof. All employees who accept Vision's offer of employment are herein referred to as "Transferred Employees".

      (c) Vision shall be solely responsible for all termination benefits, costs and charges of any nature arising out of or incurred after the Closing Date which are payable subsequent to the Closing Date and which relate to the Transferred Employees; provided, however, that if any Transferred Employee is terminated by Vision within one (1) year from the date hereof, such termination benefits, costs and charges shall be in at least the amounts and kind which COCA would have paid if it had taken the same action before date hereof (including the amounts required by law, plus any additional amounts customarily paid by
COCA). Vision shall indemnify, defend and hold COCA harmless against any and all liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and accounting fees) incurred by COCA in connection with any claim made by or on behalf of any or all of the Transferred Employees which Vision employs or is required to employ pursuant to this Section 9.2 alleging constructive termination as a result of consummation of the transactions contemplated hereby or alleging any wrongful actions taken by Vision after the Closing Date.

      (d) The interest of the Transferred Employees (who were formerly employees of COCA at the date hereof) in the plans and benefits set forth on Schedule 7.10 shall cease as of the date they become Vision's employees except to the extent:
(i) otherwise provided by statute or by such plans; (ii) an employee's interest is vested; or (iii) benefits have been earned, but have not been paid as of the date hereof. Benefit payments shall continue under these plans (including "extended benefits" provided by the plans, if any) for continuing claims resulting from disability or loss incurred and made prior to the date hereof.

Vision shall substitute for such plans its own plans which have been disclosed to COCA and are listed on Schedule 9.2(d), provided however that service with COCA shall be credited in determining eligibility of the Transferred Employees which Vision employs or is required to employ pursuant to this Section 9.2 for any such benefits including any pension or profit sharing plans of Vision.

      9.3 Investment Plan. COCA agrees to vest fully under the COCA Investment Plan for employees the accounts of all Transferred Employees in the United States who are participants in such COCA Investment Plan and to take such other and further action (including, without limitation, the amendment of such COCA Investment Plan as may be necessary or required by the provisions thereof or by the Internal Revenue Service) to accomplish the foregoing. COCA will, upon written request of the Transferred Employee who is a participant in the COCA Investment Plan, either: (a) direct rollover of such portion of the account of each participating eligible employee as may be legally permissible to the appropriate investment plan of Vision, if any, provided that such employee shall be fully vested in the account so transferred; or (b) distribute such account to such employee in a manner permitted by the COCA Investment Plan for such employees.

                        ARTICLE X - INTELLECTUAL PROPERTY

      10.1 Know-How and Patent License. Coincident herewith, COCA and Vision shall enter into a patent and technology license, substantially in the form of
Exhibit 10.1 hereto (the "License Agreement"), wherein COCA grants to Vision and its subsidiaries a fully-paid, non-revocable, non-exclusive, worldwide license to use the COCA Know-How and COCA Patents for the manufacture, use and sale by Vision or its subsidiaries of thin-film optical filters for Non-Telecommunications Applications.

      10.2 Discontinuance of Use of COCA Name. Except as set forth in the temporary COCA trademark license, substantially in the form set forth in Exhibit 10.2, Vision shall eliminate the use and designation of "CORNING," "OCA" and such other designations, if any, indicating any affiliation with COCA, Corning or any of their subsidiaries or affiliates and all other trademarks and trade names used by COCA, Corning or any of their subsidiaries or affiliates, and shall take all actions necessary to accomplish such elimination, including without limitation the following: (a) with respect to all stationery and contracts, including without limitation purchase order and customer agreements, Vision shall eliminate immediately after the date hereof any use of the designation "Corning OCA Corporation" and any other COCA designation indicating affiliation with COCA, Corning or any of their subsidiaries or affiliates; (b) within thirty (30) business days of the date hereof, Vision shall use reasonable measures to notify in writing customers and suppliers of the Business (and upon COCA's request, COCA's banks) that the Business has been acquired by Vision from COCA; and (c) from and after the date hereof, Vision shall not use such marks or designations or otherwise affirmatively indicate after the date hereof that the Business continues to be owned or operated by COCA or Corning. COCA may, at its discretion, send similar written notice to such customers, suppliers and banks.

      10.3 Temporary COCA Trademark License. Coincident herewith, COCA and Vision shall enter into a temporary COCA trademark license, substantially in the form of Exhibit 10.3 hereto (the "Trademark Agreement"), to provide Vision with the right to use the tradenames and trademarks identified therein for the limited purposes identified therein relating to Non-Telecommunications Applications and for the limited period of time identified therein.

                          ARTICLE XI - INDEMNIFICATION

      11.1 Indemnification by COCA. COCA shall indemnify and hold Vision harmless from and against any and all claims, liabilities, losses, damages, costs, expenses, including reasonable counsel fees but net of any tax benefits received by Vision, on account of such tax losses, such tax benefits to be deemed to be 30% of the amount of such losses if deductible by Vision's consolidated income before tax, arising out of: (a) any material failure or breach by COCA of any representation, warranty, covenant, obligation or undertaking (as the same are modified by the Schedules or Exhibits to this Agreement or any certificate or any document delivered to Vision pursuant to this Agreement), made by COCA in this Agreement; or (b) the Retained Liabilities.

      11.2 Indemnification by Vision. Vision shall indemnify and hold COCA and its directors, officers, employees and affiliates harmless from and against any and all claims, liabilities, losses, damages, costs, expenses, including reasonable counsel fees, but net of any tax benefits received by COCA, on account of such losses, such tax benefits to be deemed to be 30% of the amount of such losses if deductible from COCA's consolidation income before tax, arising out of: (a) any material failure or breach by Vision of any representation, warranty, covenant, obligation or undertaking made by Vision in this Agreement (as the same may be modified by the Schedules or Exhibits to this Agreement or any certificate or any document delivered to COCA pursuant to this Agreement); (b) the Assumed Liabilities; and (c) the conduct of the Business or use of the Assets on or after the Closing Date.

      11.3  Procedure for Indemnification.

      (a) All items covered by Sections 11.1 and 11.2 are referred to herein as "Indemnified Claims." An indemnified party hereunder shall promptly notify the indemnifying party in writing of the assertion of any claim asserted against the indemnified party which might give rise to an Indemnified Claim against the indemnifying party stating the nature and basis of such claim and, if possible, the amount thereof. Except as set forth herein, and expressly subject to subsection (c) below, the indemnified party shall not pay or provide for the payment or settlement or discharge of any such claim, for a period of thirty days after the date such written notice was given to the indemnifying party, but thereafter may do so together with all costs and expenses incident thereto, unless within such thirty-day period the indemnifying party shall have provided the indemnified party with notice and evidence to the indemnified party's reasonable satisfaction that the indemnifying party reasonably disputes such claim or will otherwise discharge or satisfy such claim.

      (b) In the event that any action, suit or proceeding is brought against an indemnified party with respect to which an indemnifying party may have liability under the indemnity agreement contained in this Article XI, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review, which counsel for defendant shall reasonably deem appropriate) by the indemnifying party by counsel of its choice, provided the indemnifying party agrees in writing to indemnify and hold the indemnified party harmless for the full amount of any loss or judgment it may sustain as a result of such action, suit or proceeding. If the indemnifying party declines to defend such action, suit or proceeding, then the indemnified party shall so defend and appoint counsel of its choice to do so. The indemnified party, if the indemnifying party defends and the indemnifying party, if the indemnified party defends, the indemnified party defends shall have the right to be represented by an advisory counsel and accountants, at its own expense, and such party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not such party is so represented. Each party shall make available to the other party, its attorneys and accountants all books and records relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

      (c) An indemnified party shall not make any settlement of any claims which might give rise to an Indemnified Claim under the indemnity agreement contained in this Article XI without the written consent of the indemnifying party, provided that such consent shall not be unreasonably withheld and further provided, that notwithstanding the foregoing, Vision may immediately cause to be paid or discharged any asserted claim the non-payment of which would have an immediate adverse impact on Vision or the Business and any claim which the indemnifying party has not disputed within thirty (30) days of notice as provided above.

      (d) The rights of indemnification contained in this Article XI shall not be deemed to be the exclusive remedy of the parties hereto and such rights shall be in addition to any other rights or remedies which any party hereto may have at law or equity with respect to a default or breach by any other party under this Agreement.

      11.4 Limitation of COCA's Indemnification. Notwithstanding the indemnification by COCA provided in Section 11.1, such indemnification by COCA shall apply only if the amount of such indemnification exceeds $500,000 in the aggregate and no loss which involves less than $50,000 shall be the basis for a claim of indemnification under Section 11.1 or shall be included in determining whether the amount of such indemnification exceeds $500,000.

                        ARTICLE XII - FUTURE COOPERATION

      12.1 Further Action. After the date of this Agreement, each party hereto shall, at its own expense, take such of the actions to execute, acknowledge and deliver all such acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to perfect the transactions contemplated herein and to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby and to perfect Vision's respective rights, title and interest in the Assets to be acquired by Vision hereunder. From the date of this Agreement through and including the Closing Date, COCA shall operate the Business and maintain the Assets in the ordinary course of business consistent with prior practice, except as shall be agreed by Vision. During the period from the date hereof and the Closing Date, COCA shall continue insurance on the Assets consistent with past practice. In the event that any Asset is lost or materially damaged due to act of God or other catastrophe, then COCA shall pay to Vision the fair market value of the lost or damaged assets, or portion thereof; provided,b that such payment shall not exceed the Purchase Price.

      12.2 Future Assistance. Coincident with the execution hereof, COCA shall make available to Vision technology consulting services, providing for (i) consulting services of certain key COCA technologists sourced from COCA's ordinary internal resources for a period of up to twenty (20) full person days and reasonable additional telephone consultations, each over a one year period following the Closing Date, at no cost to Vision, for the purpose of facilitating the transition of the Business from COCA to Vision, and (ii) additional consulting services agreed by COCA and Vision during such one year period, for which Vision shall pay to COCA, for each person-day of such services, Six Hundred Dollars ($600.00) for technicians, One Thousand Two Hundred Dollars ($1,200.00) for engineers, and One Thousand Six Hundred Dollars ($1,600.00) for scientists (Ph.D. and above), plus the reasonable out-of-pocket expenses incurred by such employee in providing such services.

                           ARTICLE XIII -DOCUMENTATION

      13.1 COCA  Documentation.  On the  Closing  Date,  COCA  shall  provide to
Vision:

      (1) Resolutions of COCA's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby;

      (2) A certificate from the Secretary or Assistant Secretary, or other appropriate officer of COCA as to the incumbency and signatures of officers;

      (3) A certificate from the Chairman, or other appropriate officer of COCA, to the effect that COCA's representations and warranties given in this Agreement are true, accurate and complete as of the Closing Date;

      (4) An executed Assignment and Bill of Sale from COCA covering the respective Assets described in Section II which COCA is selling under this Agreement and such other documents reasonably required by Vision for the transfer to Vision of the Assets.

      (5) The executed license agreement described in Section 10.1.

      (6) The temporary COCA trademark license agreement described in Section 10.3.

      (7) an opinion of COCA's internal legal counsel, to the effect that: (i) COCA is a corporation validly existing under the law of the State of Delaware; (ii) COCA has full corporate power and authority to execute and deliver this Agreement; (iii) such execution and delivery and the consummation of the transactions hereunder shall not violate COCA's articles of incorporation or by-laws; (iv) this Agreement when duly executed and delivered, assuming due authorization, execution and delivery by Vision, constitutes a valid and binding obligation of COCA enforceable against it in accordance with its terms, subject however to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and to equitable principles; (v) neither the execution, delivery nor performance of the Agreement will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights under, or result in the creation of any lien, charge or encumbrance on the Assets pursuant to, any law, rule or regulation applicable to COCA, any provision of COCA's Certificate of Incorporation, as amended, or By-Laws, as amended, or, to the knowledge of such counsel, any mortgage, lease, license, understanding, order, judgment, decree or agreement to which COCA is a party or by which it is bound; (vi) except as set forth in the exhibits and schedules to the Agreement and documents delivered in connection therewith, there are to the knowledge of such counsel, no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending, or threatened against, or affecting the Business or the Assets before or by any court, administrative agency or body or governmental authority; and
            (vii) to the knowledge of such counsel, COCA is not in material default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental authority, domestic or foreign, affecting or otherwise relating to the Assets.

      13.2 Vision Documentation. On the Closing Date, Vision shall provide to COCA:

      (1) Documentary evidence, certified by Vision's Secretary, establishing the authorization of Vision's officers to execute and deliver this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby;

      (2) A certificate from the Secretary of Vision as to the incumbency and signatures of officers;

      (3) A certificate from the President, or other appropriate officer of Vision, to the effect that Vision's representations and warranties given in this Agreement are true, accurate and complete as of the Closing Date

      (4)   Documents  of  assumption  setting  forth  Vision's   assumption  of
            obligations for contracts assigned to it.

      (5)   The executed license agreement described in Section 10.1.

      (6)   The Purchase Price as set forth in Article IV.

      (7) The opinion of counsel to Vision to the effect that: (i) it is a corporation validly existing under the laws of the State of Delaware; (ii) it has the power and authority to execute and deliver this Agreement; (iii) such execution and delivery and the consummation of the transactions contemplated hereunder, including without limitation the assumption of liabilities, shall not violate its articles of incorporation or by-laws; and (iv) this Agreement when duly executed and delivered, assuming due authorization, execution and delivery by COCA constitutes its valid and binding obligation enforceable against it in accordance with its terms, subject however to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally and to equitable principles; (v) neither the execution, delivery nor performance of the Agreement will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights under, any law, rule or regulation applicable to it, any provision of Vision's Certificate of Incorporation, as amended, or By-Laws, as amended, or, to the knowledge of such counsel, any mortgage, lease, license, understanding, order, judgment, decree or agreement to which Vision is a party or by which it is bound; (vi) except as set forth in the exhibits and schedules to the Agreement and documents delivered in connection therewith or as otherwise disclosed to COCA, there are to the knowledge of such counsel, no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending, or threatened


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            against,  or affecting  Vision or its Assets before or by any court, administrative agency or body or governmental authority that would materially affect Vision's ability to perform its obligation under this Agreement; and (vii) to the knowledge of such counsel, Vision is not in material default with respect to any judgment, order writ, injunction, decree, rule or regulation of any court or governmental authority, domestic or foreign that would materially affect Vision's ability to perform its obligation under this Agreement.

                  ARTICLE XIV - OTHER COVENANTS AND MATTERS

      14.1 Fees and Expenses. Each party shall bear its own expenses including without limitation, fees for attorneys, auditors, investment bankers and accountants that arise in connection with the negotiation, consummation or performance of this Agreement.

      14.2 Public Announcements. Neither party, without the consent of the other, shall: (1) make any announcements to the employees of the Business; (2) make any public announcement; (3) issue any press release; or (4) make disclosure to any third party, except to its respective counsel, accountants and other experts concerning this Agreement or the transaction contemplated hereby except as may be required by law, regulation or stock exchange rule..

      14.3 Cooperation for Tax Purposes. In connection with preparation of any tax returns required to be filed by COCA or the Business, any audit examinations by any governmental taxing authorities, administrative or judicial proceedings resulting therefrom, COCA and Vision shall use reasonable best efforts to cooperate with each other including but not limited to making available books


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

and records of accounts, and other materials necessary or helpful for the preparation and returns or defense against assertions of any taxing authority as to the imposition of any taxes. Vision shall not compromise to settle any tax deficiency related to the Business which could be asserted against COCA without the prior written consent of COCA, which consent shall not be unreasonably withheld.

      14.4 Survival of Representations and Warranties. No claim for any breach of the representations and warranties contained in Articles VII and VIII of this Agreement may be asserted later than the first anniversary of the date hereof, except that claims pursuant to a breach of the environmental warranty set forth in Section 7.12 may be made at any time prior to the fifth anniversary of the date hereof. No claim may be made for a breach of an express representation or warranty which was known by Vision to be false at the time made. Any claim asserted must be in writing and directed to the proper parties as set forth in
Section 15.11.

      14.5  Non-Competition.

      (a) For a period of five (5) years after the Closing Date, (i) Vision shall not, and shall cause its affiliates not to, use the Assets in any business that would be in direct or indirect competition with COCA or any of its affiliates in the Telecommunications Market, and (ii) COCA shall not, and shall cause its affiliates not to, compete with Vision in any business being conducted by COCA in the Business as of the Closing Date.

      (b) For a period of three (3) years after the Closing Date, neither Vision nor COCA shall solicit for hire any employees of the other; provided, however, that the foregoing covenant shall not be deemed to prohibit either party from making general employment solicitations in its normal course of employment advertising not directed at any particular individual of the other party.

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

                            ARTICLE XV- MISCELLANEOUS

      15.1 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York and the United States of America, applicable to contracts relating to the same subject matter hereof entered into and fully performed within said State, notwithstanding any choice of law principles to the contrary.

      15.2 Venue. The parties shall use their best efforts to resolve by negotiation any dispute, controversy or claim which may arise in connection with this Agreement.

      15.3 Legality. The Parties each declare that, to the best of their respective knowledge, as of the date first above written there are no laws or regulations in effect that materially limit or restrict their ability to fully perform their obligations under this Agreement.

      15.4 Amendment. This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of both Parties.

      15.5 Effect of Unenforceable Provisions. All provisions of this Agreement shall be severable for purposes of enforcement. If any provision of this Agreement is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then and in that event, it is the intention of the parties hereto that the


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

remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties that in lieu of each of such provision which is invalid, illegal or unenforceable, there be added as part of this Agreement a provision which shall be as similar in terms of such invalid, illegal or unenforceable provision, and that deals equitably with the intended benefits and obligations of the parties.

      15.6 Waiver. No failure or delay on the part of a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or available at equity.

      15.7 Governmental Information. Nothing in this Agreement shall authorize the disclosure of, or access to, classified or restricted information, material or know-how of the Government of the United States of America to persons not authorized or licensed to disclose or receive such classified or restricted information. Vision agrees to abide by all applicable legal or governmental restrictions or conditions imposed on the export or re-export of technical information.

      15.8 Disclaimer. Nothing in this Agreement shall be construed as: (a) an assumption by COCA of any obligation to increase the consolidated sales or profits of Vision; (b) intending to confer any rights or remedies of employment on COCA employees; or (c) the delegation of any function of authority of Vision to COCA.

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

      15.9 Termination. If, prior to the Closing Date, either party hereto shall fail to comply substantially with any material term or condition of this Agreement, or shall commit a material breach of any covenant contained within this Agreement, and the party not in default provides written notice to the defaulting party of such failure to comply or such breach, the defaulting party shall attempt to remedy such breach on or before the Closing Date or within a reasonable period of time after the Closing Date. If such failure to comply or such breach is not cured within such time period, the party not in default shall have the right to terminate this Agreement by giving written notice of such termination and this Agreement shall terminate as of the date of such notice with no further action being required by the terminating party. The termination right provided for in this paragraph shall not affect any other legal or equitable remedies which may be available to the non-defaulting party and shall not affect obligations under this Agreement which have risen prior to such termination.

      15.10 Force Majeure. If the performance of this Agreement or any obligation under it is prevented, restricted or interfered with by reason of fire, explosion, strike, lockout, labor dispute, casualty, accident, lack or failure in part or in whole of transportation facilities, sources of supply and labor, materials, power or supplies; or war, revolution, civil commotion, acts of public enemies; or any law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government or delay or failure of a government authority to issue, export or import licenses or approvals or any other conditions or acts whatsoever whether similar or dissimilar to those enumerated which are beyond the reasonable control of the parties, the party so affected by


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

giving prompt notice to the other party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected uses its best efforts to remedy or remove such causes of nonperformance and resumes performance hereunder whenever such causes are removed.

      15.11 Notices. All notices and other communications provided for hereunder shall be given in writing and shall be sent to the principal office of Vision or COCA set forth below.

      (a) All notices and other communications to COCA shall be sent by hand delivery, certified or registered mail, or by electronic facsimile transmission confirmed by certified or registered mail with postage prepaid (return receipt requested) to:

                  Corning OCA Corporation
                  111/170 Locke Drive
                  Marlborough, MA  01752
                  Attention: Chairman

                  Facsimile Number: (508) 804-6540

      (b) All notices and other communications to Vision shall be sent by hand delivery, certified or registered mail, or by electronic facsimile transmission confirmed by certified or registered mail with postage prepaid (return receipt requested) to:

                  Thermo Vision Corporation
                  8 East Forge Parkway
                  Franklin, MA  02038
                  Attention:  President

                  Facsimile Number:  (508) 553-5001

or, as to either  party,  at such other  address as shall be  designated by such
party  in  a  written   notice  to  the  other  party.   All  such  notices  and


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

communications  shall be effective either:  (a) when actually delivered by hand;
(b) ten (10) days after being deposited in the mail; (c) when transmitted by electronic facsimile, the following business day.

      15.12 Captions. Article and section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      15.13 Counterparts. This Agreement may be executed in any number of counterparts by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together shall constitute but one and the same instrument.

      15.14 Joint Effort. Preparation of this Agreement has been a joint effort of both COCA and Vision and this Agreement shall not be construed more severely against either COCA or Vision.

      15.15 Entire Agreement. This Agreement, the License Agreement and the Trademark Agreement constitute the entire agreement between COCA and Vision with respect to the subject matter hereof and supersede all prior discussions, negotiations and agreements between COCA and Vision.


            [the remainder of this page intentionally left blank]


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IN WITNESS  WHEREOF,  each party has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, all as of the day and year first above written.

THERMO VISION CORPORATION               CORNING OCA CORPORATION


By:  /s/ Kristine Stotz Landgon         By:  /s/  James R. Cooke
     ---------------------------             ------------------------------
Name:    Kristine Stotz Landgon         Name:     James R. Cooke
Title:   President and Chief            Title:    Chairman
         Executive Officer





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


                                                                     EXHIBIT 1.1

                                     ASSETS

1. All purchase orders for materials, supplies or products relating to the Business outstanding as of the Closing Date and entered into by COCA as purchaser or seller prior to the Closing Date in the ordinary course of business consistent with past practice.

2.    All assets specifically identified on the attached list.

3. All work in process and finished goods inventories in COCA's possession relating to the Business as of the Closing Date.

4. All raw material inventories in COCA's posession relating solely to the Business as of the Closing Date.

5. Raw material inventories in COCA's possession relating both to the Business and to other COCA operations as of the Closing Date in amounts equal to the lesser of (a) amounts sufficient to operate the Business for three (3) months or (b) all such inventory in COCA's possession.



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                                                                     EXHIBIT 1.6


                                  COCA PATENTS


      (1) U.S. Patent 5,525,199, filed September 2, 1994, entitled "Low Pressure Reactive Magnetron Sputtering Apparatus and Method";

      (2) U.S. Patent 5,851,365, filed June 18, 1991, entitled "Low Pressure Reactive Magnetron Sputtering Apparatus and Method";

      (3) U.S. Patent 5,656,138, filed November 13, 1991, entitled "Very High Vacuum Magnetron Sputtering Method and Apparatus for Precision Optical Coatings".

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